Exhibit 4.6

JOINT EXPLORATION AGREEMENT

This Joint Exploration Agreement is made as of July 1, 2004

BETWEEN:

RIPPLE LAKE MINERALS INC., a British Columbia co is head office at Suite 305-595 Howe St. Vancouver B.C. V6C 2T5

(hereinafter called "RLM")

AND:

PHOENIX MATACHEWAN MINES INC., an Ontario corporation having its head office at #6 -3791 St. Joseph Boulevard, Orleans Ontario KlC ITl

(hereinafter called "Phoenix")

WHEREAS:

A. RLM is the owner of certain claim blocks in the Province of Ontario including those claims described in Past 1 of Schedule A hereto and has an option to acquire those mineral claims in the province of Ontario described in Part 2 of Schedule A;

B. RLM is primarily interested in prospecting for diamonds;

C. Phoenix is the owner of the options to purchase the claim blocks which are comprised of the mineral claims in the Province of Ontario described in Schedule B hereto and is primarily interested in prospecting for gold and base metals ;

D. Each of the Parties has agreed to give the other access to its respective Claim Block on the terms herein contained

NOW THIS AGREEMENT WITNESSES THAT in consideration of the mutual promises herein contained the Parties have agreed as follows:

DEFINITIONS

1. In this agreement each of the following expressions will have the following meanings:

"Advanced Exploration Project" means a project which has mineral resources which have been calculated or estimated in a report prepared pursuant to National Instrument 43-101 Standards of Disclosure for Mineral Projects;

"Claim Block" means, for RLM, the group of mineral claims described in Schedule A of this agreement and, for Phoenix means the group of mineral claims described in Schedule B to thus agreement;

"Feasibility Study" means au engineering study which has been prepared reasonably in accordance with industry standards and which, in the case of RLM details diamond ore reserves, or, in the case of Phoenix details base or precious metal ore reserves, in each case on a particular property or properties and recommends a decision to construct and operate a mine on such property or properties;

"Joint Venture Agreement" means an agreement entered into between a Party and a third party for the development of all or a portion of such Party's Claim Block in which the Party retains a net profits interest or other working interest of not less than 15%.

"Net Returns Royalty" means a royalty equal 1% of the gross proceeds actually received by the Party paying the royalty, in cash or products, from the sale of diamonds, precious metals, base metals or related products after deduction of all commissions, transportation and third Party refining costs;

"Net Smelter Royalties" means the net smelter return royalties due under the Third Party Options;

"Party" means one of the parties to this agreement;

"Target Mineral" refers to diamonds with respect to RLM and refers to precious metals and base metals with respect to Phoenix;

"Production Party" means a Party preparing a Feasibility Study as contemplated by paragraph 10;

"Term" means the term of this agreement which will commence on the date of this agreement and continue in force for as long as each of the Parties or their respective successors, assigns or transferees retain an interest in its Claim Block or any portion thereof;

"Third Party Option" means in respect of the RLM Claim Block the option agreements described in Schedule A hereto, and, with respect to the Phoenix Claim Block means the option agreements described in Schedule B hereto

MUTUAL RIGHTS OF ACCESS

2. Each of the Parties hereby grants the other Party during the Term of this agreement the right to explore for such other Parry's Target Mineral on the granting Party's Claim Block including the right for itself its employees, agents and joint venture partners to have access to, to take samples from-to conduct geophysical operations on, to conduct drilling and bulk sampling and all other prospecting procedures related to such Target Mineral.

SHARING OF INFORMATION

3. Each of the Parties shall provide the other Party, upon receipt of a written request therefore, with copies of all reports, analyses and other exploration information resulting from such Party's exploration work on the Claim Block of the other Party.

INFORMATION CONFIDENTIAL

4. All of the information provided by one Party to the other Party pursuant to paragraph 3 above shall be maintained by the recipient in complete confidence and shall not be used or communicated to third persons except as follows:

(a) if and to the extent that the information relates to the Target Mineral of the Party providing the information, then the Party receiving the information shall keep it completely confidential, except as public disclosure may be required by securities laws having application to the receiving Party;

(b) if and to the extent that the information relates to the Target Mineral of the Party receiving the information, then the party receiving the information shall be free to use and disclose such information as it sees fit

ASSESSMENT WORK

5. Each Party which conducts work on the other Party's Claim Block of a type which meets the requirements of assessment work for the Province of Ontario shall, to the extent legally permitted, be entitled to attribute that assessment work to its own adjacent Claim Block. To the extent which such work is conducted but cannot legally be filed as assessment work on the conducting parties own Claim Block, the pasty carrying out such work shall use its best commercial efforts to cause the assessment work to be available for filing in respect of the other parties Claim Block.

INTENTION TO DROP PROPERTY

6. If at any time during the Team, either of the Parties determines that it will not maintain in good standing any of its rights to the claims or any portion of the claims in its Claim Block, such Party shall immediately give notice to the other Party of such determination and, in any event, not less than 60 days before the lapsing or other termination of such rights, and such Party shall do all things reasonably required to assist the other Party to acquire its interest in such Claim Block or portion.

DEFAULT UNDER OPTION

7. If at any time during the Term, either of the Parties is in default of its obligations under any Option, it shall immediately give notice to the other Party and shall either cure the or use its best commercial efforts to assist the other Party to cure the default. In the event one Party is in material default of its obligations under a Third Party Option such that the Third Party Option is at risk of termination and the other Party effectively cures the default, the defaulting Party shall assign its interest in the Third Party Option to the other Party.

TRANSFERS OF INTEREST

8. Subject to paragraph 9, if at any time during the Term one Party intends to assign, transfer or otherwise dispose of its interest in its Claim Block or a portion there of to a third party, it shall give written notice to the other Party of its intentions and shall grant the other Party the right to acquire such interest at a price and on terms no less favorable than the price and terns upon which the initiating Party would enter into with the third party which terms shall be set out in the notice. Upon receipt of such notice, the responding Party shall have a period of 60 days in which to give notice to the initiating Party to elect to acquire the interest on the same terms offered to third party. If the responding Party does not exercise such option, the initiating Party shall be entitled to proceed to dispose of its interest to the third party. If the responding party does exercise such option a binding agreement of purchase and sale will be formed on terms contained in the notice. Closing of such sale will occur on the 30th day following the date of the responding party's notice. Any Party disposing of an interest in its Claim Block or a portion thereof to a third party will make such disposition subject to the rights of the other Party under this agreement.

JOINT VENTURES

9. The right of a Party to acquire the other Party's interest on a proposed disposition of pursuant to paragraph 8 shall not apply where the transferring Party is making a disposition of a portion of its interest in its Claim Block pursuant to a Joint Venture Agreement.

EXPLORATION SUCCESS

10. If at any time during the Term one Party (the "Production Party") prepares a Feasibility Study which recommends a production decision for operations which include the mining of ores located on a portion of the other Party's Claim Block, then the other Party will sell, transfer and assign all of its interest in such portion of its Claim Block to the Production Party in consideration of the issue of 300,000 shares of the Production Party and the grant of a Net Returns Royalty on all production from such transferred Claim Block . The Net Returns Royalty shall be in addition to all other Net Smelter Royalties.

TRANSFER BACK

11. If at the time of any transfer to the Production Party pursuant to paragraph 9 above, the other Party has its own Advanced Exploration Project on the transferred portion of its Claim Block, the Production Party will use its best commercial efforts to re-convey to the other party as much of the transferred portion of the Claim Block as can be accomplished without a significant adverse on the operations contemplated in the Feasibility Study.

FURTHER ASSURANCES

12. The Parties hereby covenant and agree that they will execute such further agreements, conveyances and assurances as maybe requisite, in order to effectually carried out with the intent of this agreement.

SCHEDULES

13. The schedules to this joint expiration agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth herein verbatim

SUCCESSORS AND ASSIGNS

14. This agreement shall ensue to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF this agreement has been executed by the Parties as of the day and year first above written.

RIPPLE LAKE MINERALS INC.

/s/ Robert Lipsett
authorized signatory

PHOENIX MATACHEWAN MINES INC.

/s/ Robin Dow
Robin Dow, CEO

SCHEDULE"A"

Part 1-Owned Claims

TB 3005707	15	240	2005-NOV-04	6000
TB 3006799	1	16	2006-FEB-26	400
TB 3008330	12	192	2006-FEB-09	4800
TB 3008331	4	64	2006-FEB-09	1600
TB 3008332	11	176	2006-FEB-19	440
TB 3008333	12	192	2006-FEB-19	4800
TB 3008334	12	192	2006-FEB-19	4800
TB 3008335	11	176	2006-FEB-19	4400
TB 3008336	5	80	2006-FEB-19	2000
TB 3008337	15	240	2006-FEB-19	6000
TB 3008338	15	240	2006-FEB-19	5000
TB 3008339	15	240	2006-FEB-19	6000
TB 3008340	14	224	2006-FEB-19	5600
TB 3008341	15	240	2006-FEB-19	6000
TB 3008342	15	240	2006-FEB-19	6000
T13 3008343	2	32	2006-FEB-19	800
TB 3003344	10	160	2006-FEB-19	4000
TB 3008345	10	160	2006-FEB-19	4000
TB 3008346	10	160	2006-FEB-19	4000
TB 3008347	15	240	2006-FEB-19	6000
TB 3008348	1	16	2006-FEB-19	400
TB 3008349	10	160	2006-FEB-19	4000
TB 3008349	10	160	2006-FEB-19	4000
TB3008350	1	16	2006-FEB-19	400
TB3009283	16	256	2006-NOV-04	6400
TB3009284	14	224	2006-NOV-04	5600
TB 3012294	9	144	2005-NOV-04	3600
TB 3012295	12	192	2005-NOV-04	4800

Part 2 - Optioned claims

PROPERTY	CLAIM #	UNITS	AREA	DUE DATE	WORK RQUD

Ripple Lake Block	*TB 1241508	1	16	2004-DEC-04	400
	*TB 1248058	16	256	2004-NOV-26	6400
	*TB 3001516	4	64	2004-OCTB09	1600
	*TB 3001517	6	96	2005-JAN-29	2400
	*TB 3001518	16	256	2005-JAN-29	6400
	*TB 3001519	10	160	2005-JAN-29	4000
	*TB 3001520	13	208	2005-JAN-29	5200
	*TB 3010547	12	192	2005-FEB-04	4800

Ripple Lake to provide Phoenix with copies of the option documents.

SCHEDULE"B"

1] Option agreement among Phoenix: Matachewan Mines Inc. and the Bozema Lake Group dated 26 Apr 2000 and involving the following claims:

Claim No.	Units	Due Date
TB 3012214	15	4-Nov-2005
TB 3012213	16	6-Nov-2005
TB 3003591	16	27-May-2005
TB 1233238	6	14-Jan-2006
TB 3012210	9	7-Oct-2005
TB 3008223	15	27-May-2005
TB 3008224	12	27-May-2005
TB 3012209	12	11-Sept-2005
TB 3006035	16	7-Nov-2004
TB 3012208	3	11-Sept-2005
TB 3012216	2	14-Jan-2006
TB 1233239	16	29-Jan-2006
TB 1233240	6	28-Jan-2006
TB 3006809	12	19-Feb-2006
TB 3006800	12	19-Feb-2006
TB 3006858	6	23-Jan-2006
TB 3019794	3	6-May-2006

2] Option agreement among Phoenix Matachewan Mines Inc, and Jamie Moses, Brian D. Gionet and Duncan M. Michano dated May 26, 2004 involving claim number TB 3012267 comprising 12 claim units in Tuuri Township, known as the Prairie West claim block

3] Option agreement among Phoenix Matachewan Mines Inc. involving Donald Leishman, Duncan Mishano and Ken Fonwick, dated 30 June 2004, involving claims number TB 3011145 and TB3011144 comprising 2 claims in Tuuri Township, known as the Santoy Lake claim block.